Exhibit 99.1

NEWS

Contacts:

Joshua A. Grass                                      Francesca DeVellis
Manager, Investor Relations                          Vice President
BioMarin Pharmaceutical Inc.                         Feinstein Kean Healthcare
(415) 884-6777                                       (617) 761-6703

For Immediate Release:

      BioMarin Prices $125 Million Convertible Subordinated Notes Offering

     Novato, CA, June 17, 2003 - BioMarin  Pharmaceutical  Inc. (Nasdaq and SWX:
BMRN) announced today that it agreed to place privately $125 million of Convertible Subordinated Notes (Notes) due 2008. The Notes will be convertible at the option of the holder into BioMarin common stock at a conversion price of approximately $14.01 per share, subject to adjustment in certain circumstances. The initial conversion price represents a 30.0 percent premium over the closing bid of BioMarin common stock on June 17, 2003, which was $10.78 per share. The Notes will bear interest at a rate of 3.5 percent per annum. The Company has granted the initial purchasers of the Notes a 30-day option to purchase an additional $25 million principal amount of the Notes. The holders of the Notes may require BioMarin to redeem their Notes upon the occurrence of certain events, and BioMarin may elect to redeem the Notes beginning June 20, 2006.

     The offering is being made by means of an offering memorandum to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended.

     This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described in this release. Neither the Notes nor the shares of BioMarin common stock issuable upon conversion of the Notes have been registered under U.S. or state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

     BioMarin   specializes  in  the   development  and   commercialization   of
therapeutic enzyme products to treat serious, life threatening diseases and conditions.
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     This press  release  contains  forward-looking  statements  about  BioMarin
Pharmaceutical Inc., including the possible offering of the securities described in this release, the timing of such offering and the pricing and other terms
associated  with  such   securities.   These   forward-looking   statements  are
predictions and involve risks and uncertainties such that actual results may differ materially from these statements. Results may differ materially depending on the market price volatility of BioMarin's common stock and any possible governmental actions or other significant announcement affecting BioMarin's business in the future, and those factors detailed in BioMarin's filings with the Securities and Exchange Commission such as 10Q, 10K and 8K reports.
Stockholders   are  urged  not  to  place  undue  reliance  on   forward-looking
statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.